Exhibit 10.1

Confidential

May 13, 2025

Mr. Jacob Avinu

Dear Kobe,

Re: Employment Offer Letter with Odysight.ai Inc.

On behalf of Odysight.ai Inc. (the “Company”), I am very pleased make this offer of employment under the following terms and conditions set forth in this offer letter:

1. Position. Your title will be SVP - Head of U.S. Business Unit, reporting to the Company’s CEO. Your responsibilities shall include such tasks as determined by your direct manager including setting business unit plans, goals and budget to be approved by the CEO no later than May 1, 2025. Your start date is estimated to be July 1, 2025 , however this is contingent upon your successful relocation to New Jersey and obtaining all required regulatory documents (including a visa) for your eligibility for employment in the United States under federal immigration law until such date (the “Commencement Date”). If the required regulatory documents are not obtained by the Commencement Date, the Commencement Date will be postponed until those documents are obtained. You and the Company acknowledge that prior to the Commencement date, you were employed by the Company’s subsidiary organization Odysight.ai Ltd. in Israel, pursuant to an employment agreement dated September 20, 2022. Your employment with the Odysight.ai Ltd. shall end prior to the Commencement Date. As of the Commencement Date, this offer letter shall supersede any other agreement between you and the Company or affiliate of the Company concerning the terms of your employment, except that any prior agreement concerning confidentiality, protection of trade secrets, non-competition, non-solicitation, or assignment of inventions shall not be superseded.

2. Conditional Offer

a.	Proof of Right to Work. This offer of employment shall be conditioned upon you providing to the Company prior to the Commencement Date, proof of your identity and eligibility for employment in the United States for purposes of federal immigration law. Such eligibility must be maintained at all times during your employment with the Company, and you must provide proof of your continued eligibility to work in the United States within three business days of any request by the Company, or your employment relationship with the Company may be terminated.

b.	No Conflicts. This offer of employment is conditioned upon your representation that your employment by the Company and the performance your duties to the Company do not and will not breach any agreement or agreements between you and any other person, employer, or entity prior to the Commencement Date, including without limitation any agreement to keep confidential proprietary information or knowledge or data acquired by you in confidence or in trust, and any agreement not to compete with or not to solicit customers, employees, or affiliates of another. By signing this offer letter, you acknowledge and represent that you have disclosed to the Company all agreements with any prior employers that purport to restrict your post-employment activity. You agree that you are prohibited from disclosing to the Company or inducing the Company to use any confidential or proprietary information or material belonging to any previous employer or any other individual or entity.

3. Full-Time Position. As of the Commencement Date, you will be a full time employee of the Company. You agree to perform diligently and efficiently all duties and responsibilities assigned to you from time to time by the Company. You represent that no provision of any law, regulation, agreement, or other authority prohibits you from entering into employment with the Company and fulfilling all of the terms of this Offer. You will work in New Jersey, USA or from any other location, as agreed between you and the Company. Your position may require travel within and outside of the US. During the term of your employment, you may not engage in any other employment or business activity (whether full time or part time) that would create a conflict of interest with the Company or that is in any way competitive with the business or proposed business of the Company, nor will you assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

4. Compensation.

a.	Base Salary. The Company will pay you an annual gross base salary of US$ 298,000, less applicable withholdings, taxes, and deductions, payable semi-monthly (24 annual installments) in accordance with the Company’s standard payroll schedule.

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b.	Special Performance Bonus - Beginning with the Company report of its annual results at the end of the first year following the Commencement Date and onwards, you may be eligible to receive a special performance bonus of up to thirty percent (30%) of your Base Salary. The decision whether to grant a special performance bonus and the actual amount of any special performance bonus awarded in any given year shall be determined by the Company’s CEO, in the CEO’s sole discretion and subject to the approval of the Company’s Board of Directors, considering (i) whether you achieved the objectives set by the Company each year, and (ii) the Company’s exemplary performance, each of such factors to be determined by the CEO in the CEO’s sole discretion. You may be entitled to a bonus based on your pro-rata employment on a calendar year, the payment of the bonus is conditional upon your active employment on the payment date of the bonus. Notwithstanding the foregoing, in special circumstances, the Company may, in its sole discretion, elect to pay a pro-rata bonus following the termination of your employment, without Cause. Any special performance bonus, if approved, will be paid after the Company reports its annual results around March of each year.

c.	Special Performance Options Grant – Mangers in the Company, including yourself shall be eligible to receive a one time Special Performance Options Grant. The decision to grant the Special Performance Options Grant and its amount will be determined by the CEO, subject to the CEO’s sole discretion, and based on the Company’s exemplary performance and your outstanding performance against your annual goals, and subject to the Company’s Board of Directors’ approval. Such Special Performance Options Grant, if approved, will be granted after the Company reports its annual results around March. Any options that may be granted hereunder, as well as the terms and conditions applicable thereto, shall be subject to the sole discretion of the Board of Directors, including without limitation with respect to the exercise price, vesting period and expiration terms thereof and shall be subject to the provisions of the applicable equity compensation plan under which the Options will be granted and the respective option agreement.

5. Paid Time Off. In accordance with the Company’s policies in effect from time to time, you shall receive twenty-five (25) days of combined paid time off (“PTO”) per calendar year, which shall include paid holidays (Christmas and Thanksgiving, New Year’s Day, President’s Day, Memorial Day, Independence Day (July 4), Labor Day, Veteran’s Day, and Martin Luther King Jr. Day) and shall accrue in accordance with the Company’s policies from time to time in effect. PTO may be used for vacation, holiday, sick leave, or personal leave, and you shall give adequate advance notice to the Company of such leave, to the extent feasible under the circumstances and taking into account the needs of the Company. At the end of any calendar year during your employment, you may carry over up to forty (40) hours of unused PTO to the next year for immediate use, but you shall not accrue or use more than your annual grant of PTO in any given year. You shall be compensated for up to forty (40) hours of unused PTO upon termination of your employment with the Company.

6. Other Employee Benefits and Health Benefits. As a regular employee of the Company, you will be eligible to participate in Company-sponsored benefits when and if such benefits are instituted, including a standard 401(K) based on your base salary. In addition you will be eligible to participate in the Company health insurance program (covering yourself and your immediate family), if and as shall be established by the Company for its employees from time to time, in accordance with the health care program and policies of the Company. Your eligibility to participate in any employee benefits plan and the terms of your participation will be determined by the governing plan documents.

7. Business Trips, Other Expenses. The Company will reimburse you for travel expenses reasonably necessary and incurred by you relating to business trips and lodging, and other related expenses incurred by you in connection with the activities performed by you subject to the Company’s policies as shall be from time to time. The foregoing reimbursements will be subject to pre-approval by the Company CEO in writing. The reimbursements provided for in this Section will be subject to your retention of receipts and other documentation satisfactory to the Company for such expenses, and pursuant to the Company’s policies and procedures, as in effect and as may be updated from time to time.

8. Relocation allowances. You shall receive one time relocation benefits set forth in Exhibit A to this letter.

9. NCA. This Offer and your employment with the Company are conditioned upon, and will not take effect without, your execution of the Confidentiality, Non-Competition, Non-Solicitation and Assignment of Inventions Agreement (“NCA”), which is attached at Exhibit B. The terms and conditions of the NCA will apply regardless of any change to your position, duties, or compensation and will survive the termination of your employment with the Company.

10. Taxes. All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

11. Interpretation, Amendment and Enforcement. This offer letter and the NCA constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company (including the Updated Relocation Offer dated April 2, 2025). This offer letter may not be amended or modified, except by an express written agreement signed by both you and an authorized officer of the Company. Should any provision of this offer letter be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this offer letter.

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12.Term and At-Will Employment. Your employment will be at- will and will start on the Commencement Date and is expected to be for an initial duration of two years, unless terminated earlier by either party (the “Term”). The parties can agree by way of a signed, written agreement, to extend the Term for additional one year periods. You agree that the expiration of your employment at the end of the initial two-year Term or extended one-year Term (“Expiration”) or the failure or refusal by the Company to extend the Term of your employment beyond the Expiration shall not constitute evidence of discrimination. While we look forward to a long and profitable relationship, should you decide to accept our offer, either party may terminate the employment at any time, with or without cause, for any or no reason, by a written notice to the other party.

Other than in the event of an Expiration (defined above) or Cause as defined below, the Company will provide you with forty five (45) days’ written notice of the termination of your employment hereunder in circumstances of termination by the Company. The Company shall have the right to determine in its sole discretion whether or not you will actively work following the provision of such notice, and reserves the right, in its own discretion to end or shorten the notice period at any time and pay you for the remainder of the notice period.

Law; Jurisdiction. The parties agree that the state and federal courts sitting in the State of New Jersey will have exclusive jurisdiction over any disputes arising from this offer or your employment. This offer should be construed according to the internal laws of the State of New Jersey, without giving effect to any choice or conflict of laws provisions or rules. BOTH PARTIES WAIVE ANY RIGHT TO A JURY TRIAL.

[signatures page follows]

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I hope that you will accept this offer of employment with the Company, and I look forward to counting you as part of Company’s team. You may indicate your agreement with these terms and accept this offer by signing and dating this offer letter and returning it to me electronically. This offer is valid through the close of business on May 10, 2025.

Very truly yours,

Odysight.ai Inc.

Yehu Ofer, Chief Executive Officer
Signature:	/s/ Yehu Ofer
July 23, 2025

I have read and accepted this employment offer:
Signature:	/s/ Jacob Avinu
Name:	Jacob Avinu
Date:	May 13, 2025

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Exhibit A

(A)	Visa and Work Authorization: Assistance with L1 visa application for you and your spouse, with full coverage of visa application costs. In case L1 visa is not received, the company will provide assistance with visa application for your spouse (if applicable) in a total amount limited by $2,500 (“Visa Expenses”)

(B)	Allowances and reimbursement of expenses (“Relocation Allowances”):

	1.	One-way economy airfare for you, your wife and children from Israel to New Jersey (subject to section (B)(3) hereunder).
	2.	One “Look and See” trip only for you and your spouse: a visit of up to 7 days to New Jersey area, including economy flights, car rental and accommodation (approved in advance by the Company).
	3.	One-way travel economy airfare costs to the U.S. for you or your spouse for up to 4 weeks ahead of your family to make necessary arrangements.
	4.	Support in finding permanent housing, including real estate agent services and legal consultation for lease agreements and other related administrative costs, in a total amount of up to $2,500 (onetime benefit).
	5.	In case no housing were secured ahead, temporary accommodation for you, spouse, and children for up to 4 weeks upon arrival in the U.S. to the sole discretion of the Company.
	6.	A one-time allowance payment of up to $20,000 to cover all cost of relocation moving/transferring costs - shipping, packing, customs and any other related costs.
	7.	Cultural and Settling-In Support - Guidance on local regulations, banking, schooling options for dependents, driver’s license and vehicle registration, language training (if necessary), and any other costs, in a total amount of up to $3,000 (onetime benefit).
	8.	Home leave – the employee and immediate family will be entitled to one home leave every 15 months from Commencement Date. The Company will cover the economy airfare to and from Israel.
	9.	Tax and Financial Assistance: the Company will cover tax advisory costs of up to $2,500 gross (onetime benefit).
-		consultation on Israeli/U.S. tax implications related the relocation.
	10.	If at any time following the completion of twelve (12) months of continuous service, the Company terminates your employment without Cause or upon the end of the Term extended one-year, you will be entitled to a one- way economy airfare from the U.S. to Israel for yourself, your wife and children, along with an allowance of up to $15,000 to cover expenses related to the return to Israel (such as moving costs, lease break fees, car return fees, school registration withdrawal fees, etc.).

The payment and reimbursement of the above Visa Expenses and Relocation Allowances (together: “Relocation Benefits”) will be subject to your retention of receipts and other documentation satisfactory to the Company for such expenses.

In this respect:

(a)	If the Company terminates your employment without Cause, you will not be required to reimburse the Company for Relocation Benefits already provided to you.

(b)	In the event that your employment is terminated by the Company for Cause or you terminate your employment with the Company for any reason before the conclusion of 12 consecutive months as of the Commencement Date, you will be required to reimburse the Company for the value of the Relocation Benefits provided to you, calculated on a prorated basis for the entire Term. For the avoidance of any doubt, you will not receive any unpaid benefits.

“Cause” means misconduct, material breach of obligations towards the Company and the terms of this letter, violation of any policy of the Company (including any rule of conduct or standard of ethics of the Company) breach of applicable laws related to your employment (including SEC related laws) or the breach of your NCA obligations to the Company, all as determined by the Company at its sole discretion.

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Exhibit B

Confidentiality, Non-Competition, Non-Solicitation and Assignment of Inventions Agreement

The undersigned, Jacob Avinu (the “Employee”), as a condition of Employee’s employment with Odysight.ai Inc. (the “Company”) and in consideration of the compensation and benefits Employee will receive as part of that employment (as well as the other promises and agreements contained in the offer letter and this Agreement), hereby agrees as follows:

1. Definitions

1.1.	“Agreement” means this Confidentiality, Non-Competition, Non-Solicitation and Assignment of Inventions Agreement.

1.2.	“Company Inventions” means all Inventions (a) that are made, conceived, first reduced to practice, or created by the Employee (either alone or jointly with others): (i) prior to the incorporation of the Company and which is required for the Group in order to conduct its business as now conducted and as proposed to be conducted, or (ii) during the time the Employee is or was associated with the Company, and that: (x) are developed using equipment, supplies, facilities, or trade secrets of the Group or any Proprietary Information; or (y) result from the Employee’s employment with, or other work performed by the Employee for, the Company; or (z) relate to the Group’s business or current or anticipated research and development in the Field.

1.3.	“Field” means Predictive Maintenance, or PdM, and Condition Based Monitoring, or CBM - health monitoring solutions.

1.4.	“Group” means, collectively, the Company together with all of its subsidiaries. The term “Group Company” means any one of the companies within the Group.

1.5.	“Inventions” means all inventions, works of authorship, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs and code, algorithms, databases, mask works, integrated circuit layouts, trade secrets and trademarks. The term “Invention” means any one of the Inventions.

1.6.	“Prior Inventions” means Inventions that the Employee has – or has caused to be – conceived, developed, or reduced to practice (alone or jointly with others) prior to the commencement of the Employee’s employment with the Company, in which the Employee has an ownership interest or a license to use.

1.7.	“Proprietary Information” means all confidential or proprietary information (regardless of whether or how it is recorded) regarding the Company’s business, financial activities, technology, or product(s) – or those of the Group – that belongs to the Company or the Group or that the Employee acquires (or acquired) during the Employee’s relationship with the Company. Proprietary Information includes, without limitation, the Company’s or the Group’s trade secrets, research and test results, ideas, processes, data, know-how, software improvements, inventions, techniques and products (actual or planned), trademarks, and trade names. Proprietary Information also includes information received by the Company from third-parties subject to obligations of confidentiality towards those third-parties. Proprietary Information does not, however, include information: (i) that becomes part of the public domain not as a result of a breach of this Agreement by the Employee; or (ii) that reflects only general skills and experience gained during the Employee’s employment by the Company

2. General

2.1.	The Employee’s obligations and representations and the Company’s rights set forth in this Agreement will apply as of the commencement of any relationship between the Company and the Employee, without regard to the date the Agreement is signed.

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3. Proprietary Information

3.1.	The Employee acknowledges and agrees that the Employee has and will have access to Proprietary Information. The Employee agrees that, during the Employee’s employment with the Company and at all times after that employment ends, the Employee will maintain all Proprietary Information as strictly confidential and will not use, disclose, or make available (directly or indirectly) to any third party any Proprietary Information without the prior written consent of the Company, except and to the extent as may be necessary in the ordinary course of performing Employee’s duties for the Company and except and to the extent as may be required under any applicable law, regulation, judicial decision, or determination of any governmental entity. To the extent the Employee is required to disclose any Proprietary Information in order to comply with a court order or another form of valid and compulsory legal process, the Employee will seek the highest level of protection available for the Proprietary Information and, unless prohibited under applicable law, will give the Company enough prior notice to provide the Company a reasonable chance to seek a protective order.

3.2.	The Employee recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Employee acknowledges that such information constitutes Proprietary Information.

3.3.	The Employee agrees and declares that all Proprietary Information of the Company and all patents, trademarks, copyrights, designs, and other rights in connection therewith are, and will remain, the exclusive property of the Company (or its assignees, as the case may be).

3.4.	Upon termination of the Employee’s employment with the Company, the Employee will promptly deliver to the Company all documents and materials of any nature pertaining to the Employee’s work with the Company, and the Employee will not take or retain any documents or materials (or copies thereof, regardless of the format in which they exist) containing any Proprietary Information. The Employee agrees that, immediately following the employment termination, the Employee will certify in writing that the Employee has fulfilled the obligations contained in this section (section 3.4).

3.5.	Nothing in this Agreement prohibits the Employee from reporting violations of law or regulation to a governmental agency or entity in accordance with the provisions of any whistleblower protection provisions of state or federal law or regulation or from testifying truthfully in an administrative, legislative, or judicial proceeding as required by court order or valid subpoena (or as requested in writing from an administrative agency or the legislature). Further, notwithstanding the foregoing provisions on this section (Section 3), in accordance with the Defend Trade Secrets Act of 2016, Employee is hereby notified as follows:

The Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the Company’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee (i) files any document containing the trade secret under seal and (ii) does not disclose the trade secret, except pursuant to court order.

4. Disclosure and Assignment of Inventions

4.1.	The Employee agrees and covenants that the Employee will promptly disclose in confidence to the Company during her employment period all Corporate Inventions– regardless of whether or not patentable, copyrightable or protectable as trade secrets.

4.2.	The Employee agrees that all Company Inventions are, and will remain, the exclusive property of the Company. Further, to the extent the Employee has or acquires (or will have in the future) any interest whatsoever in the Company Inventions, the Employee agrees to assign, does hereby assign, and will now and in the future take all necessary steps to assign (including, by way of illustration only, signing all appropriate documents) to the Company (or its designee) all intellectual property rights in or to the Company Inventions.

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4.3.	The Employee agrees to disclose in Schedule A (attached hereto) a complete list of all Prior Inventions that the Employee wishes to have excluded from the scope of this Agreement. If no Prior Inventions are listed in Schedule A, the Employee warrants that there are no Prior Inventions. The Employee agrees that that the Employee will not incorporate, or permit to be incorporated, any Prior Inventions in any Company Inventions. The Employee further agrees that, if, in the course of the Employee’s employment with the Company, the Employee does incorporate a Prior Invention into one or more of the Company Inventions or into any other Company process, machine, or work, as a condition to such incorporation, the Employee will: (i) seek the Company’s prior written consent to such incorporation; and (ii) grant the Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable, and worldwide license (with rights to sublicense through multiple levels of sub-licensees) to copy, reproduce, make derivative works of, distribute, publicly perform, publicly display (in any form or medium, whether now known or later developed), make available to the public, broadcast, lease, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, that incorporated Prior Invention. The Employee agrees that the Employee’s failure to obtain the Company’s prior consent will not affect the grant of license relating to Prior Inventions specified under this Section 4.3.

4.4.	The Employee explicitly waives any interest in, and claim or demand for, any Moral Rights that the Employee has or may have in the future with respect to the Company Inventions. For purposes of this section (section 4.4), “Moral Rights” means all rights to claim authorship of an Invention, to object to or prevent an Invention’s modification, to withdraw an Invention from circulation, or to control an Invention’s publication or distribution (or any similar right), existing under the judicial or statutory law of any country in the world or under any treaty.

5. Non-Competition; Non- Solicitation

5.1.	The Employee agrees that, during the period of the Employee’s employment with the Company and for a period of one year following the termination of employment the Employee will not engage in, become financially interested in, be employed by, or have any connection with – whether directly or indirectly and whether as an owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any other capacity whatsoever – any business or venture that is engaged in activities: (i) in the Field; or (ii) that directly compete with the Group’s services or products; (iii) the post termination restriction shall apply in USA, Europe and in Israel . The foregoing covenant, however, does not preclude the Employee from owning securities of a publicly traded corporation in an amount that does not exceed, at any one time, five percent (5%) of any class of stock or securities of that corporation, so long as the Employee has no active role in that corporation as a director, employee, or otherwise.

5.2.	The Employee agrees that, during the period of the Employee’s employment with the Company and for a period of one year following the termination of employment the Employee will not employ or solicit for employment – whether directly or indirectly and whether on the Employee’s own behalf or on behalf of another – any person who was employed by the Company on the date of the Employee’s employment termination with whom the employee has had contact during the employment.

5.3.	The Employee agrees that the covenants contained in this section (section 5) are reasonable (including, without limitation, with respect to their time period, geographic scope, and scope of activities covered) and that they are necessary to protect legitimate business interests of the Company.

6. Miscellaneous

6.1.	The Employee’s obligations under this Agreement will survive the termination of the Employee’s employment with the Company and the termination of the offer letter, as well as any other changes in the terms or conditions of Employee’s employment.

6.2.	In the event that the Employee is no longer an employee of the Company, Employee consents to the Company notifying Employee’s new employer (or its agents) regarding the Employee’s obligations under this Agreement.

6.3.	The Employee understands that the Employee is employed “at will,” that this Agreement does not impose on the Company any obligation to employ or continue to employ the Employee for any period of time, and that the parties’ rights to terminate the Employee’s employment is not in any way diminished or affected by this Agreement.

6.4.	The parties agree that, if any one or more of the provisions in this Agreement will be held to be excessively broad with regard to time, geographic scope, or activity, that provision should be reduced such that it is enforceable under applicable law but as similar to the originally-drafted restriction as practicable and then should be enforced as reduced.

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6.5.	The parties agree that, if any provision of this Agreement is held to be illegal, invalid, or unenforceable, then that provision will be fully severable, and this Agreement should be construed and enforced as if that provision was never a part of it.

6.6.	No provision of this Agreement may be waived unless the waiver is made in writing, signed by the waiving party. Further, a party’s failure to require compliance with one or more provisions of this Agreement will not waive or impede future enforcement of those provisions or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Employee and by an officer of the Company.

6.7.	The Employee may not assign this Agreement or any interest or aspect of it. The Company may assign this Agreement and does not require the written consent of the Employee to do so. This Agreement will inure to the benefit of the Company and the Employee and will be binding upon the Company, the Employee, and their respective successors, executors, administrators, heirs, and permitted assigns.

6.8.	This Agreement and any action related thereto will be governed by and construed under the laws of the State of New Jersey, without giving effect to any choice or conflict of laws provisions or rules. The parties agree that the state and federal courts sitting in the State of New Jersey will have exclusive jurisdiction over any disputes arising from this Offer or your employment.

6.9.	The Employee acknowledges that, because the Employee’s tasks for the Company are personal and unique and because the Employee will have access to Proprietary Information, any breach of the provisions of this Agreement by the Employee would likely cause irreparable injury to the Company and, consequently, that monetary damages alone would not be an adequate remedy. As a result, the parties agree that, in the event that the Employee breaches any provision of this Agreement (and without limiting the Company’s other rights or avenues of relief), the Company will be entitled to injunctive relief (including, without limitation, specific performance) in any action to enforce this Agreement. The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity. The Employee hereby agrees, in connection with any action or proceeding to enforce this Agreement, to waive any claim or defense that the Company has an adequate remedy at law.

6.10.	The Employee acknowledges that the Employee (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by legal counsel, if desired, (b) is voluntarily entering into this Agreement, and (c) has not relied upon any representation or statement made by the Company with regard to the subject matter or effect of this Agreement except as are expressly written in this Agreement or in the Offer.

AGREED TO AND ACCEPTED BY THE PARTIES:

Odysight.ai Inc

By:	/s/ Yehu Ofer		/s/Jacob Avinu
	July 23, 2025		Jacob Avinu
		Date:	06.07.2025

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Schedule A

Prior inventions

July 3, 2025

To: Jacob Avinu

Subject: Employment with Odysight.ai Inc

Dear Kobe,

Following recent discussions, the relocation offer from Odysight.ai Inc. (the “Company”), dated May 13, 2025 (the “Offer”), will be amended as follows:

(a)	The Commencement Date (as defined in the Offer) shall be the date on which you have successfully relocated to New Jersey and obtained all necessary regulatory documentation, including visas, as required for employment eligibility under United States federal immigration law. For clarity, employment with the Company may not begin until you have secured all requisite regulatory documents. Until the Commencement Date you shall continue to be employed by Odysight.ai Ltd.

(b)	Within your first salary from the Company, you shall receive a one-time special payment in the gross amount of US10,500.

(c)	Until local medical insurance will be available, we will insure you with Passportcard Relocation (formerly David Shield) under “Relocation HD 1500” coverage attached. Should you choose to upgrade the coverage to “Relocation ND” coverage, the additional cost will be shared with you (each party will bear 50% of the additional cost between Relocation ND and Relocation HD 1500).

(d)	Instead of the benefits listed in Sections 2-3 to Exhibit A to the Offer (mainly, One “Look and See” trip only for you and your spouse and One-way travel economy airfare costs to the U.S. for you or your spouse) the Company will cover round-trip economy airfare for you, your spouse, and children between New Jersey and Israel in August 2025 to obtain the required visa before the Commencement Date.

(e)	Odysight.ai Ltd, Odysight.ai, and their representatives are not and will not be liable for any amounts, compensation, damages, or costs related to your US leasing agreement, including early termination fees.

We look forward to having you join our U.S. team.

Best regards,

Odysight.ai Inc

/s/ Yehu Ofer

July 23, 2025

Employee Acknowledgment and Acceptance

I, Jacob Avinu, acknowledge and accept the terms outlined in this relocation offer letter. I understand and agree to the conditions set forth above.

Signature:	/s/ Jacob Avinu	Date:	05/07/2025

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July 17, 2025

To: Jacob Avinu

Re: Employment with Odysight.ai Inc -Second amendment

Following recent discussions, the relocation offer from Odysight.ai Inc. (the “Company”), dated May 13, 2025, and as amended on July 3, 2025 (the “Offer” and the “First Amendment”), will be amended as follows:

(a)	Your commencement date with the Company shall be August 1, 2025. During July 2025 you shall continue to be employed by Odysight.ai Ltd.
(b)	The Company will reimburse you for the following personal expenses:
a.	Personal expenses you incurred related to the visa embassy meeting up to amount of NIS 2,000, subject to documentation provided.

b.	Personal expenses for additional costs incurred in connection with the relocation decision of up to $400, subject to documentation provided.

c.	Expenses for renting a personal car in the first week in the U.S. of up to $600 , subject to documentation provided.

d.	In addition to the amount specified in Section B(6) of Appendix A to the Offer- additional shipping-related expenses, up to 60% of the total cost, and in any case not exceeding $1,000, subject to documentation provided.

(c)	Section (b) to the First Amnemndet will be canceld and will not be binding. Instead, within your first salary payroll cycle with the Company, you shall receive a onetime payment in the gross amount of $3,700.

Kindly confirm that the above is acceptable.

Regards,

Odysight.ai

/s/ Yehu Ofer

July 23, 2025

Confirmation

I hereby declare that I read the above letter term and agree to its terms.

/s/ Jacob Avinu	21/07/2025
Jacob Avinu	Date

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